                                                                      EXHIBIT 11

EXHIBIT  11 - EARNINGS (LOSS) PER SHARE


           STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS (LOSS)

                                                     YEAR ENDED DECEMBER 31,
                                           -------------------------------------------
BASIC EARNINGS (LOSS) PER SHARE                  1998             1997           1996
                                                 ----             ----           ----
Computation for Statement of Operations:
   Net earnings per statement of
   operations used in basic earnings
   per share computation:

         Basic earnings (loss)             $  1,431,599   $  1,478,525   $ (3,724,917)
                                           ============   ============   ============





      Weighted average number of shares
      outstanding                             1,768,663      1,345,972      1,341,316
                                           ============   ============   ============


Basic earnings (loss) per share            $       0.81   $       1.10   $      (2.78)
                                           ============   ============   ============

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     STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS (LOSS) - (CONTINUED)

                                                         YEAR ENDED DECEMBER 31,
                                           -------------------------------------------------
DILUTED EARNINGS (LOSS) PER SHARE                  1998              1997              1996
                                                   ----              ----              ----
Computation for Statement of Operations:
   Net earnings per statement of
   operations used in  diluted
   earnings per share computation:

     Basic earnings (loss)                 $  1,431,599      $  1,478,525      $ (3,724,917)

   Interest on convertible notes,
   net of tax effect                            149,200           279,435               /(1)/
                                           ------------      ------------      -------------


     Basic earnings (loss) as adjusted     $  1,580,799      $  1,757,960      $  (3,724,917)
                                           ============      ============      =============

   Weighted average number of shares
   outstanding, as per basic
   computation                                1,768,663         1,345,972          1,341,316

   Net shares issuable from assumed
   exercise of warrants and options, as
   determined by the application of the
   Treasury Stock Method                        125,596            33,835                 (1)


   Weighted average shares issuable from
   assumed conversion of convertible notes      253,942           428,164                 (1)
                                           ------------      ------------       ------------


     Weighted average number of shares
     outstanding                              2,148,201         1,807,971          1,341,316
                                           ============      ============      =============


Diluted earnings (loss) per share          $       0.74      $       0.97      $       (2.78)
                                           ============      ============      =============

/(1)/  Anti-dilutive